As filed with the Securities and Exchange Commission on August 1, 2011
Investment Company Act File No. 811-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-8A
NOTIFICATION OF REGISTRATION FILED PURSUANT
TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940
     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
Name: The Cushing Royalty & Income Fund
Address of Principal Business Office (No. & Street, City, State, Zip Code):
8117 Preston Road, Suite 440
Dallas, Texas 75225
Telephone Number (including area code):
(214) 692-6334
Name and address of agent for service of process:
Jerry V. Swank
Cushing MLP Asset Management, LP
8117 Preston Road, Suite 440
Dallas, Texas 75225
With copies of Notices and Communications to:
Phil Harris, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES ☑      NO ☐

SIGNATURE
     Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Dallas and the state of Texas on August 1, 2011.

THE CUSHING ROYALTY & INCOME FUND
By:	/s/ Jerry V. Swank
Jerry V. Swank
Trustee, Chairman of the Board, Chief Executive Officer and President

Attest:	/s/ Daniel L. Spears
Daniel L. Spears
Executive Vice President and Secretary

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